                                                                    Exhibit 15.1

Northrop Grumman Corporation
Los Angeles, California

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Northrop Grumman Corporation and subsidiaries for the periods ended March 31, 2000 and 1999, as indicated in our report dated April 24, 2000; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which was included in your Quarterly Report on Form 10-Q for the quarter ended March 31, 2000, is being incorporated by reference in this Registration Statement.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

Deloitte & Touche LLP

Los Angeles, California
July 5, 2000